Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD FOURTH QUARTER NET REVENUE OF $1,377 MILLION

Net Revenue Drives Record 4Q Operating Income of $530.5 Million, Net Income of $362.9 Million

Adjusted EBITDA of $657.1 Million and Free Cash Flow of $443.2 Million

Allocated $224.3 Million Toward Leverage Reduction and Repurchased $84.3 Million of Class A Common Shares

Initiates Pro-Forma Average Annual Free Cash Flow Guidance for the 2021/2022 Cycle of $1.27 Billion

IRVING, Texas – February 23, 2021 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported financial results for the fourth quarter ended December 31, 2020 as summarized below. The actual results presented herein for the three months ended December 31, 2020 and 2019 reflect the full operations of both the Nexstar’s legacy broadcasting and digital operations and quarterly results from the Tribune Media stations which were acquired on September 19, 2019. Fourth quarter 2020 revenue from WGN America, also acquired in the Tribune transaction, is included in core advertising revenue and distribution fee revenue. The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments acquired in the Tribune transaction is included in the full income statement on page 7 under “Income (loss) on equity investments, net.”

Summary 2020 Fourth Quarter Results and Full Year Highlights

	Three Months Ended December 31,			Years Ended December 31,
($ in thousands)	2020	2019	Change	2020	2019	Change
Core Advertising Revenue	$473,524	$525,458	(9.9)%	$1,571,072	$1,335,126	+17.7%
Political Advertising Revenue	$298,270	$36,526	+716.6%	$507,564	$51,889	+878.2%
Total Television Advertising Revenue	$771,794	$561,984	+37.3%	$2,078,636	$1,387,015	+49.9%

Distribution Fee Revenue	$527,986	$445,831	+18.4%	$2,152,622	$1,368,881	+57.3%
Digital Revenue	$65,036	$74,310	(12.5)%	$223,368	$241,519	(7.5)%
Other Revenue	$11,795	$17,965	(34.3)%	$46,643	$41,909	+11.3%
Net Revenue	$1,376,611	$1,100,090	+25.1%	$4,501,269	$3,039,324	+48.1%

Income from Operations	$530,531	$256,498	+106.8%	$1,375,396	$655,131	+109.9%

Net income	$362,912	$113,851	+218.8%	$808,060	$236,295	+242.0%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$671,317	$408,224	+64.4%	$1,995,645	$972,281	+105.3%
Adjusted EBITDA(1)	$657,052	$379,219	+73.3%	$1,951,212	$898,149	+117.2%
Adjusted EBITDA Margin(2)	47.7%	34.5%		43.3%	29.6%

Free Cash Flow Before One-Time Transaction Expenses(1)	$450,591	$202,865	+122.1%	$1,304,571	$520,885	+150.5%
Free Cash Flow(1)	$443,170	$173,860	+154.9%	$1,280,086	$439,457	+191.3%

(1)

Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release. Given the Company’s previous disclosure that effective November 1, 2020 it combined its broadcast and digital operations, commencing with the fourth quarter of 2020, Nexstar no longer report broadcast cash flow but investors can calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 02/23/2021

CEO Comment

Perry A. Sook, Chairman and Chief Executive Officer of Nexstar Media Group commented, “Nexstar’s fourth quarter financial results conclude an outstanding year, as we set new records across every key financial performance metric, all of which exceeded consensus expectations. Reflecting margin growth related to our record revenue and the strong operating leverage in our business model, Nexstar generated record year-over-year fourth quarter adjusted EBITDA and free cash flow growth of 73.3% and 154.9%, respectively. While we continue to operate in a dynamic environment, full year 2020 free cash flow was in line with our pre-pandemic expectations and 2021 is off to a solid start. As a result, we are reinstating guidance and expect to generate pro-forma average annual free cash flow of approximately $1.27 billion over the 2021/2022 cycle which supports our view that Nexstar’s path to growth, expanded returns of capital and enhanced shareholder returns remains on plan.

“Throughout 2020, our enterprise-wide focus on managing operations for current and future cash flow, combined with the actions we took to offset and, in many cases, overcome the economic impacts brought on by the pandemic, enabled us to generate record free cash flow of approximately $1.28 billion, representing growth of approximately 191% over 2019. We brought 28.4% of every net revenue dollar to the free cash flow line allowing us to invest in our local media platform and in complementary accretive acquisitions, while paying down approximately $1.0 billion in secured debt and returning approximately $383 million to shareholders in the form of share repurchases and dividends, as we reduced our year-end outstanding share count to 43.3 million shares.

“Throughout Nexstar’s history, our focus on free cash flow growth has supported greater levels of service and investment in our local operations and communities and increased shareholder returns. Consistent with our capital allocation priorities and long-standing commitment to enhancing shareholder value, in January, the Board of Directors increased Nexstar’s quarterly dividend by 25% to $0.70 per share and authorized the repurchase of up to an additional $1.0 billion of our Class A common stock. The Board’s repurchase authorization reflects the attractiveness of Nexstar’s free cash flow yield and a potential acceleration of share repurchases as our leverage moderates and large-scale acquisitions become more scarce given the current regulatory environment. The double-digit increase in Nexstar’s dividend for the eighth consecutive year and the implementation of a significant share repurchase authorization will allow us to continue delivering industry leading risk-adjusted returns to our shareholders.

“Turning to our revenue results, Nexstar generated fourth quarter net revenue of $1.4 billion representing a 25.1% increase over the prior year, essentially on a same station basis. Our inventory management and pricing strategies enabled us to maximize political revenue in our markets and with over $507 million in full year political revenue, we significantly exceeded our political advertising revenue guidance. Television ad revenue inclusive of political advertising grew 37.3% in the fourth quarter as the more than seven-fold increase in year-over-year political revenue was partially offset by a core spot revenue decline as we allocated ad inventory to political advertisers. Reflecting last year’s addition of the Tribune stations and presence in states with high levels of political spending activity, 2020 fourth quarter political revenue rose by 112.8% over the 2018 mid-term election cycle and increased 396.8% over the comparable 2016 Presidential election cycle.

“While robust demand from campaigns and issue advertisers this election season resulted in a reduction in inventory available for local and national advertisers in October, we continued to generate a sequential month-over-month improvement in core advertising revenue in November and December, which were the strongest months of the year since the pandemic began. In addition, Nexstar’s local sales initiatives continued to generate healthy levels of new business with fourth quarter new-to-television ad revenue rising both on a quarterly sequential and year-over-year basis. In total, our sales teams generated $27.8 million of fourth quarter new-to-television revenue, marking a 9.9% rise over the third quarter and a 35% increase over the comparable 2019 period.

Nexstar Media Group, 02/23/2021

“Fourth quarter 2020 distribution fee revenue rose 18.4% year-over-year to approximately $528 million reflecting our renewal of distribution agreements in 2019, partially offset by the one-time impact of outages during distribution negotiations with a satellite television company during the quarter. Excluding the aforementioned one-time impact, subscriber trends across our platform continue to remain consistent with our expectations and the ongoing distribution revenue growth trends we project. With our successful renewal of 2020 year-end distribution agreements representing approximately 18% of our subscriber base and 70%+ of our subscriber base renewed in 2019, continued revenue growth from this source remains highly visible for 2021

“Fourth quarter 2020 total digital revenue declined 12.5%, due to de-emphasizing unprofitable lines of business that produced high volumes without substantial margins. However, digital profitability was up substantially over the comparable prior-year period. Following the acquisition of Tribune Media, over the past year Nexstar has transitioned its digital operations to focus on content and audience development. As a result, Nexstar’s digital network delivered record growth and audience engagement in 2020, ranking #1 in local news for every month of the year and reaching all-time highs across key performance indicators including average monthly users of 91 million, total pageviews of 7.8 billion, total multiplatform minutes of 10.4 billion and total digital video views of 1.6 billion, according to Comscore.

“In the fourth quarter, we completed the first transaction under our new ‘content first’ strategy with the accretive acquisition of BestReviews, a leading consumer product recommendations company. BestReviews diversifies our digital content portfolio while presenting the company with new and significant revenue channels by leveraging our media content, national reach and significant consumer digital usage across multiple platforms. During the quarter, we also completed the strategic operational realignment of our broadcasting and digital operating subsidiaries under Nexstar Inc., which we expect will result in a mid-seven figure expense savings in 2021 and we intend to leverage our integrated content strategy across Nexstar’s 400+ digital touchpoints to drive increased monetization this year.

“At the beginning of the pandemic, we responded with great speed and intensity to adapt our business to preserve the health and well-being of our employees, while ensuring that we continued to prudently and diligently manage our cost structure and liquidity position. We implemented a range of cost-cutting initiatives which resulted in operating and corporate expense savings approximating $75 million from budgeted levels for the year. The strong foundation of our assets, operations and financial structure enabled us to extract significant cost savings, while preserving the incomes of our valued employees so we could continue delivering uninterrupted service to our local communities during this critical time. Reported fourth quarter direct operating expenses (net of trade expense) were essentially flat, while the year-over-year rise in selling, general and administrative expenses reflects growth in expenses associated with broadcast ad sales related to record political revenue. Fourth quarter pro forma fixed expenses, excluding programming expenses, were down 7.4%.

“In the almost 25 years since we founded Nexstar, we have built the nation’s leading local broadcast group by demonstrating a focus on the communities where we operate and the prudent use of leverage to support our strategies for growth and the enhancement of shareholder value. Throughout the Company’s history, we have upheld our promise to our communities by expanding our local news programming and content to inform and entertain our viewers, while providing premium local advertising opportunities at scale for advertisers and political campaigns. At the same time, we have maintained our commitment to creating new value for our shareholders through growing returns of capital, capital structure improvements and a continued focus on leverage reduction. Shortly after closing our historic acquisition of Tribune Media, our business and our industry face unprecedented headwinds created by the pandemic. I am extraordinarily proud of Nexstar’s dedicated team members who have risen up to meet this moment and worked tirelessly to deliver on the value of the Tribune Media transaction for our shareholders while providing essential services to our local communities during a difficult time for our country.

Nexstar Media Group, 02/23/2021

“In summary, despite the challenges presented by the pandemic, 2020 was a year of historic financial growth for Nexstar. The strength of our broadcast and digital content combined with the success of our innovative sales programs enabled us to capture record levels of political spending in our markets, as well as sequential improvements in core advertising. In addition, our revenue diversification, including record-level distribution revenue and profitable digital revenue, as well as significant income from equity investments were important drivers of our outstanding financial results in 2020. Nexstar continues to precisely execute on all facets of our business as we follow the successful strategies we’ve established in terms of building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet. Our disciplines in these areas have added consistency and visibility to our results, while creating new value for our shareholders. Looking ahead, our strategic priorities remain focused on serving our local communities and driving increased content monetization, while reducing leverage and aggressively returning capital to shareholders. With improving economic trends, the continued double-digit growth of distribution revenue, and spending related to the return of high-profile events including the NCAA basketball tournament and the Tokyo Summer Olympic Games, we have excellent visibility to delivering on or exceeding our free cash flow targets and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity (collectively with Nexstar, the “Company”) at December 31, 2020, was $7,668.0 million including senior secured debt of $4,886.1 million. The Company’s first lien net leverage ratio at December 31, 2020 was 2.28x compared to a covenant of 4.25x. The Company’s total net leverage ratio at December 31, 2020 was 3.60x.

The table below summarizes the Company’s debt obligations (net of unamortized financing costs and discounts).

($ in millions)	December 31, 2020	December 31, 2019
Revolving Credit Facilities	$327.0	$-
First Lien Term Loans	$4,559.1	$5,810.4
5.625% Senior Unsecured Notes due 2024 (redeemed in 2020)	$-	$890.0
5.625% Senior Unsecured Notes due 2027	$1,791.0	$1,792.1
4.75% Senior Unsecured Notes due 2028	$990.9	$-
Total Funded Debt	$7,668.0	$8,492.5

Unrestricted Cash	$152.7	$232.1

Share Repurchase Authorization and Activity

Nexstar repurchased 835,745 shares of its Class A common stock in the fourth quarter of 2020 at an average price of approximately $100.84 per share for a total cost of $84.3 million, which was funded from cash flow from operations. Reflecting all shares repurchased to date, Nexstar has approximately 43.3 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $1.17 billion available under its share repurchase authorization, including the $1.0 billion new share repurchase program authorized by the Board of Directors on January 27, 2021.

Fourth Quarter Conference Call

Nexstar will host a conference call at 9:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 323/794-2597, conference ID 3115135 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Nexstar Media Group, 02/23/2021

Definitions and Disclosures Regarding non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus reimbursement from the FCC related to station repack and broadcast rights payments. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Given the Company’s previous disclosure that effective November 1, 2020 it combined its broadcast and digital operations, commencing with the fourth quarter of 2020, Nexstar no longer reports broadcast cash flow but investors can calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Nexstar Media Group, 02/23/2021

About Nexstar Media Group, Inc.

Nexstar Media Group (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Inc., consists of three divisions: Broadcasting, Digital, and Networks. The Broadcasting Division operates, programs, or provides sales and other services to 198 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 122 local websites and 316 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates WGN America, a growing national general entertainment cable network and the home of NewsNation, multicast network Antenna TV,  and WGN Radio in Chicago.  Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President, Chief Operating Officer and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 02/23/2021

Nexstar Media Group, Inc.

Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net revenue	$1,376,611	$1,100,090	$4,501,269	$3,039,324

Operating expenses (income):
Corporate expenses	54,388	63,710	182,960	189,548
Direct operating expenses, net of trade	431,672	431,611	1,708,124	1,331,248
Selling, general and administrative expenses, excluding corporate	219,498	196,770	729,097	540,433
Trade expense	4,059	5,787	12,396	17,384
Depreciation	39,901	38,485	147,688	123,375
Amortization of intangible assets	70,350	84,779	279,710	200,317
Amortization of broadcast rights	32,574	38,269	137,490	85,018
Goodwill and intangible assets impairment	-	-	-	63,317
Reimbursement from the FCC related to station repack	(5,914)	(16,336)	(57,261)	(70,356)
Gain on disposal of stations, net	(448)	517	(7,473)	(96,091)
Change in the estimated fair value of contingent consideration attributable to a merger	-	-	3,933	-
Gain on relinquishment of spectrum	-	-	(10,791)	-
Total operating expenses	846,080	843,592	3,125,873	2,384,193
Income from operations	530,531	256,498	1,375,396	655,131
Income on equity investments, net	28,803	15,864	70,154	17,925
Interest expense, net	(74,503)	(106,831)	(335,303)	(304,350)
Loss on debt extinguishment	(5,897)	(6,577)	(50,745)	(10,301)
Pension and other postretirement plans credit, net	13,725	10,222	46,010	15,600
Other expenses	(166)	(893)	(944)	(684)
Income before income taxes	492,493	168,283	1,104,568	373,321
Income tax expense	(129,581)	(54,432)	(296,508)	(137,026)
Net income	362,912	113,851	808,060	236,295
Net loss (income) attributable to noncontrolling interests	1,335	(639)	3,381	(6,036)
Net income attributable to Nexstar	$364,247	$113,212	$811,441	$230,259

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$8.32	$2.46	$18.06	$5.01
Diluted	$7.97	$2.36	$17.37	$4.80

Weighted average number of common shares outstanding:
Basic	43,758	45,952	44,921	45,986
Diluted	45,700	47,933	46,720	47,923

Net income	$362,912	$113,851	$808,060	$236,295
Other comprehensive income (loss):
Change in unrecognized amounts included in pension and other postretirement benefit obligations, net of tax expense of $5,007 in 2020 and $11,723 in 2019	14,611	34,166	14,611	34,166
Total comprehensive income	377,523	148,017	822,671	270,461
Total comprehensive income (loss) attributable to noncontrolling interests	1,335	(639)	3,381	(6,036)
Total comprehensive income attributable to Nexstar Media Group, Inc.	$378,858	$147,378	$826,052	$264,425

Nexstar Media Group, 02/23/2021

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Adjusted EBITDA:	2020	2019	2020	2019
Net income	$362,912	$113,851	$808,060	$236,295

Add (Less):
Interest expense, net	74,503	106,831	335,303	304,350
Loss on extinguishment of debt	5,897	6,577	50,745	10,301
Income tax expense	129,581	54,432	296,508	137,026
Depreciation	39,901	38,485	147,688	123,375
Amortization of intangible assets	70,350	84,779	279,710	200,317
Amortization of broadcast rights	32,574	38,269	137,490	85,018
Amortization of right-of-use assets attributable to favorable leases	152	152	609	609
Loss on asset disposal and operating lease terminations, net	5,868	4,209	4,937	4,400
Change in the estimated fair value of contingent consideration attributable to a merger	-	-	3,933	-
Gain on relinquishment of spectrum	-	-	(10,791)	-
Corporate one-time transaction expenses	14,265	29,005	44,433	74,132
Goodwill and intangible assets impairment	-	-	-	63,315
Right-of-use asset impairment	-	-	868	-
Income on equity investments, net	(28,803)	(15,864)	(70,154)	(17,925)
Distributions from equity investments	16,685	15,904	223,682	17,461
Other expenses	166	893	944	684
(Gain) loss on disposal of stations and entities, net	(448)	517	(7,473)	(96,091)
Reimbursement from the FCC related to station repack	(5,914)	(16,336)	(57,261)	(70,356)
Payments for broadcast rights	(46,372)	(53,480)	(193,586)	(100,630)

Adjusted EBITDA before one-time transaction expenses	671,317	408,224	1,995,645	972,281
Margin %	48.8%	37.1%	44.3%	32.0%

Less: Corporate one-time transaction expenses	(14,265)	(29,005)	(44,433)	(74,132)

Adjusted EBITDA	$657,052	$379,219	$1,951,212	$898,149
Margin %	47.7%	34.5%	43.3%	29.6%

Nexstar Media Group, 02/23/2021

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Free Cash Flow:	2020	2019	2020	2019
Net income	$362,912	$113,851	$808,060	$236,295

Add (Less):
Interest expense, net	74,503	106,831	335,303	304,350
Loss on extinguishment of debt	5,897	6,577	50,745	10,301
Income tax expense	129,581	54,432	296,508	137,026
Depreciation	39,901	38,485	147,688	123,375
Amortization of intangible assets	70,350	84,779	279,710	200,317
Amortization of broadcast rights	32,574	38,269	137,490	85,018
Amortization of right-of-use assets attributable to favorable leases	152	152	609	609
Loss on asset disposal and operating lease terminations, net	5,868	4,209	4,937	4,400
Change in the estimated fair value of contingent consideration attributable to a merger	-	-	3,933	-
Gain on relinquishment of spectrum	-	-	(10,791)	-
Stock-based compensation expense(1)	12,357	9,590	48,274	37,368
Corporate one-time transaction expenses, including non-cash charges(2)	14,265	29,005	44,433	74,132
Goodwill and intangible assets impairment	-	-	-	63,315
Right-of-use asset impairment	-	-	868	-
Income on equity investments, net	(28,803)	(15,864)	(70,154)	(17,925)
Distributions from equity investments	16,685	15,904	223,682	17,461
Gain (loss) on disposal of stations, net	(448)	517	(7,473)	(96,091)
Other expenses	166	893	944	684
Payments for broadcast rights	(46,372)	(53,480)	(193,586)	(100,630)
Cash interest expense(3)	(70,591)	(101,846)	(318,075)	(257,673)
Capital expenditures, excluding station repack and CVR spectrum(4)	(39,915)	(61,889)	(157,507)	(111,007)
Capital expenditures related to station repack	(5,380)	(23,051)	(54,666)	(79,340)
Proceeds from disposals of property and equipment	1,615	2,425	2,644	4,451
Operating cash income tax payments, net(5)	(124,726)	(46,924)	(269,005)	(115,551)

Free cash flow before one-time transaction expenses	450,591	202,865	1,304,571	520,885

Less:
Corporate one-time transaction expenses, excluding non-cash charges(6)	(7,421)	(29,005)	(24,485)	(72,880)
Cash interest expense on the 5.625% Notes due 2027 during the escrow period, net(7)	-	-	-	(8,548)

Free cash flow	$443,170	$173,860	$1,280,086	$439,457

(1)	Excludes accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar during the year ended December 31, 2019.
(2)

Includes (i) $6.8 million and $19.9 million provision for uncollectible amounts during the three months and year ended December 31, 2020, respectively, associated with transactions among entities for which Nexstar has or had variable interests, and (ii) accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar in September 2019.

(3)

Excludes (i) payments of $26.6 million in one-time fees in September 2019 associated with the financing of Nexstar’s merger with Tribune and (ii) cash interest expense on the new 5.625% Notes during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

(4)

During the three months and year ended December 31, 2020, capital expenditures related to relinquishment of the CVR spectrum were $1.6 million and $4.9 million, respectively. During the three months and year ended December 31, 2019, capital expenditures related to relinquishment of the CVR spectrum were $2.3 million and $7.2 million, respectively.

(5)

Excludes (i) $57.7 million in tax payments during Q3 2020 related to various sale of stations, (ii) $25.0 million tax payment during Q4 2020 related to a cash consideration received to settle a litigation and (ii) $199.5 million in tax payments during Q4 2019 related to various sale of stations.

(6)

Excludes (i) $6.8 million and $19.9 million provision for uncollectible amounts during the three months and year ended December 31, 2020, respectively, associated with transactions among entities for which Nexstar has or had variable interests, and (ii) accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar in September 2019.

(7)

Represents the cash interest expense on the 5.625% Notes during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.